Exhibit 99.4

100 Mission Ridge / Goodlettsville, Tennessee 37072-2170 / Telephone: (615) 855-4000 /http://www.dollargeneral.com

NEWS FOR IMMEDIATE RELEASE

Dollar General Corporation Declares Quarterly Dividend

GOODLETTSVILLE, Tenn. — May 28, 2015 — Dollar General Corporation (NYSE: DG) announced today that the Company’s Board of Directors has declared a regular quarterly cash dividend of $0.22 per share on the Company’s common stock. The dividend will be payable on July 1, 2015 to shareholders of record at the close of business on June 17, 2015.

About Dollar General Corporation

Dollar General Corporation has been delivering value to shoppers for over 75 years. Dollar General helps shoppers Save time. Save money. Every day!® by offering products that are frequently used and replenished, such as food, snacks, health and beauty aids, cleaning supplies, basic apparel, housewares and seasonal items at low everyday prices in convenient neighborhood locations. With 11,999 stores in 43 states as of May 1, 2015, Dollar General has more retail locations in the U.S. than any other discount retailer. In addition to high quality private brands, Dollar General sells products from America’s most-trusted manufacturers such as Procter & Gamble, Kimberly-Clark, Unilever, Kellogg’s, General Mills, Nabisco, Hanes, PepsiCo and Coca-Cola. Learn more about Dollar General at www.dollargeneral.com.

Investor Contacts:
Mary Winn Pilkington	(615) 855-5536
Matt Hancock	(615) 855-4811

Media Contacts:
Dan MacDonald	(615) 855-5209
Crystal Ghassemi	(615) 855-5210